Exhibit 99.1

For Immediate release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484 - 6042

Republic Airways Announces Accelerated Removal of E135 Fleet

Indianapolis, Indiana, (July 29, 2008) – Republic Airways Holdings (NASDAQ/NM: RJET), today announced that it and Delta Air Lines have reached agreement to remove the final eleven 37-seat E135 aircraft from service effective September 30, 2008.  The aircraft were originally scheduled to be removed at a rate of two per month between November 2008 and April 2009.  The revised agreement provides for three aircraft to be removed on July 31, 2008, and four to be removed on each of August 31, 2008 and September 30, 2008.   In addition to other consideration, Republic will operate two additional E170 aircraft for Delta during the spring and summer of 2009.

All eleven of the E135 aircraft being removed are under agreement to be sold between October 2008 and April 2009 at a specified price.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,300 flights daily to 117 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with five U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 4,800 aviation professionals and operate 228 regional jets.